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                                                                 EXHIBIT 10.4(b)


                     EXCERPT FROM APRIL 25, 1994 SUMMARY OF
                MATERIAL MODIFICATIONS TO CERTAIN BENEFIT PLANS


SPECIAL AMENDMENTS EFFECTIVE OCTOBER 1, 1993 THROUGH SEPTEMBER 30, 1995 APPLICABLE TO ELIGIBLE EMPLOYEES AGE 50 TO 55 WITH 20 YEARS OF SERVICE

         Eligible employees whose employment is terminated because of position eliminations effective during fiscal years 1994 and 1995, who are age 50 to 55 and have 20 or more years of credited service under the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees (the "Pension Plan") at the time of their separation from service and who sign a Release ("50/20 employees"), will also be entitled to participation in the following Medical and Pension Plan provisions which are normally only applicable to employees who separate from service on or after age 55 with a vested Pension Plan benefit.

         The PENSION PLAN's early retirement subsidy will be available to 50/20 employees when they begin receiving their monthly benefit at age 55 or older. The Pension Plan would normally provide for an actuarial reduction in the age 65 accrued pension benefit of 6% for each year sooner than age 65 that the participant chooses to commence the benefit, as described at page 112 of your Benefits Handbook. Instead, the Pension Plan's early retirement subsidy will be applied to calculate the monthly pension benefit 50/20 employees will receive when they begin receiving pension benefits. This will enable 50/20 employees to (a) qualify for an unreduced pension benefit if their age plus vesting service equals 80 ("rule of 80") at benefit commencement or (b) experience only a 3% per year reduction for each year that combined age plus service is less than 80 or for each year that benefit commencement precedes age 62, whichever is less. The early retirement subsidy will also be applied to calculate the pre-retirement spouse benefit if death occurs before pension benefits are commenced, as described at page 113 of your Benefits Handbook.
Any 50/20 employee who is "highly compensated" according to Internal Revenue Service rules may receive the early retirement subsidy from the Company's general assets rather than from Pension Plan funds. A more complete description of the pension benefit formula, the early retirement subsidy and rule of 80, and optional forms of pension benefits available under the Pension Plan appear at pages 106 to 113 of your Benefits Handbook.